LICENCE AGREEMENT

between

THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW

and

PATHFINDER LLC

Dated:

DUNDAS & WILSON CS LLP

191 West George Street
Glasgow
G2 2LD

Tel 0141 222 2200
Fax 0141 222 2201
Legal Post LP1 Glasgow 8
DX DX561475 Glasgow 16

Ref: AW/CH/UOF001.1761

LICENCE AGREEMENT

between

THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW, incorporated under the Universities (Scotland) Act 1889 and having its principal office at University Avenue, Glasgow G12 8QQ, a registered Scottish charity (Charity Number SC00440, Charity Name 'University of Glasgow Court') in terms of Section 13 (2) of the Charities and Trustee Investment (Scotland) Act 2005 ("**the University**");

and

PATHFINDER LLC a company incorporated under the laws of Massachusetts and having its principal place of business at 1443 Beacon Street, Apartment 506, Brookline, MA 02446, USA ("**the Company**").

WHEREAS:-

(A) The University has created and developed certain technology relating to cell regeneration which has shown potential for use in developing cell based therapies for diabetes and other progressive degenerative conditions;

(B) The Company wishes to use and exploit the Licensed Technology in the Field; and

(C) The University has agreed to grant to the Company a licence to use and exploit the Licensed Technology in the Field, on the terms and conditions set out in this Agreement.

THE PARTIES AGREE as follows:

1. **DEFINITIONS AND INTERPRETATION**

1.1 In this Agreement (including the Recitals), unless the context otherwise requires: -

Commencement Date means 23 March 2009;

Company Improvements means Improvements made, discovered or acquired by the Company;

Development Plan means the plan for the further development of the Licensed Technology by the Company incorporating agreed milestones and timescales for the achievement of such milestones and which is attached as Part 2 of the Schedule and as is updated from time to time pursuant to Clause 5.1;

Field means a field of use encompassing all uses of the Licensed Technology for the application of human and animal Pathfinder Cells as therapeutics, vaccines, diagnostic, biomaterials and research tools;

Foreground Intellectual Property means any and all Intellectual Property Rights arising out of the research undertaken by the University pursuant to the Research Agreement or conceived and/or arising from the results generated by the University in the course of such research;

Improvements means improvements, modifications, adaptations to or new uses or applications of the Patents and/or Know-How and/or Foreground Intellectual Property designed, discovered, invented, developed, conceived or obtained during the term of this Agreement;

Income means Net Sales Income and Sub-licensing Income;

Intellectual Property Rights means all intellectual property rights including, without limitation, copyrights, moral rights, rights in and to inventions, improvements, and/or discoveries (whether patentable or copyrightable or not), patents, database rights, trade marks and trade names, rights in goodwill and to sue for passing off, designs and design rights (registered and unregistered), utility models, supplementary protection certificates and other extensions of patent term and all rights of a similar nature in any part of the world, and applications and the right to apply for registration of any intellectual property rights;

Know-How means the various techniques, methods, skills and all technical information, data, notes, reports, and other knowledge of a secret and confidential nature and now in the possession of the University relating to the Patents, as described in Part 3 of the Schedule;

Licensed Technology means the Patents, Know-How, Foreground Intellectual Property and any University Improvements;

LLC Operating Agreement means the operating agreement entered into on or around the date of this Agreement between *inter alia* the Company, Glasgow

University Holdings Limited, Doctor Paul Shiels, Professor Wayne, Richard L. Franklin and Joerg Gruber;

Net Sales Income means the gross income received by the Company in respect of Sales, less any sales or excise taxes payable thereon, credits, returns, charges for freight and insurance charges relating to damage to the Products in transit;

Patents means i) the patent applications details of which are set out in Part 1 of Schedule, ii) any patent applications filed by the Company (in the name of the University) in respect of any of the Foreground Intellectual Property, iii) any patent applications claiming priority from the patent applications referred to in i) and ii) above; iv) any patents granted pursuant to the patent applications referred to in i) to iii) above; and v) any reissues, extensions, substitutions, continuations, divisions, continuation-in-part applications and supplementary protection certificates based on and including any subject matter claimed or disclosed in any of the aforementioned patent applications and/or patents;

Pathfinder Cells means a mixed population of mammalian cells, with a mixed CD90 positive phenotype and CD34 negative phenotype, isolated using the methodology described in the Patents, and which are capable of facilitating, or initiating the repair of mammalian tissue following, by way of example only, insult with an exogenous agent, or degenerative disease, or through the biological ageing processes;

Products means any products obtained or derived directly or indirectly from or utilising the Licensed Technology;

Quarter means the period of three (3) months commencing on the Commencement Date and each subsequent period of three (3) months during the period of this Agreement;

Research Agreement means a research agreement to be entered into between the University and the Company around the date of this Agreement in terms of which the Company will provide research funding to the University for the further development of the Patents;

Sales means any sale or other disposal of Products by the Company or its Sub-Licensees, and **sold** shall be construed accordingly;

Schedule means the schedule annexed hereto and which will be deemed to form part of this Agreement;

Sub-Licensee means any third party to whom the Company grants a sub-licence of its rights under this Agreement in accordance with Clause 8;

Sub-licensing Income means any income received by the Company in consideration for the grant of any sub-licence or other right to use the Licensed Technology and/or the sale or distribution of Products, including but not limited to any upfront and milestone payments, royalties and any income in the form of dividends received by the Company in respect of any shares issued to the Company by any Sub-Licensee in lieu of payment of any sub-licence fees or royalties and any income received from the sale or disposal of such shares;

Supervisors has the meaning ascribed to it under the Research Agreement, being Dr Paul Shiels and Professor Wayne Davies or any other person appointed in their place pursuant to clause 3.2 of the Research Agreement;

University Improvements means Improvements made, discovered or acquired by the University (i) in the laboratories of Doctor Paul Shiels and/or Professor Wayne Davies, either alone or jointly with a third party, or (ii) in any other laboratories which receive funding, either directly or indirectly, from or through the Research Agreement;

University Shares shall have the meaning ascribed to it in Clause 6.1.1;

Valid Claim means: (i) a claim of an issued and unexpired patent comprised with the Patents which has not been abandoned or allowed to lapse with the consent of the University or declared invalid in an unappealable and unappealed final judgement of a court of competent jurisdiction; or (ii) a claim of a pending patent application comprised within the Patents which has not been abandoned or allowed to lapse with the consent of the University or finally rejected by the relevant patent office; and

Year means the period of one (1) year commencing on the Commencement Date and each subsequent period of one (1) year during the period of this Agreement.

1.2 Words denoting the singular include the plural and vice versa, words denoting a gender include all genders, and words denoting persons include corporations and all other legal entities.

1.3 Unless the context otherwise requires, references in this Agreement to any Clause will be deemed to be a reference to a clause of this Agreement.

1.4 The headings are inserted for ease of reference only and will not affect the interpretation or construction of this Agreement.

2. **DURATION**

2.1 Notwithstanding the date or dates of execution, this Agreement will commence on the Commencement Date and subject to earlier termination under Clauses 12 (Termination) or 14 (Force Majeure), will continue in full force and effect until the later of:

2.1.1 the date on which all of the patent applications comprised within the Patents have been finally rejected by the patent office of the country or territory in which application was made, or the date on which all of the Patents have been held invalid or are abandoned, or the date of expiration of the last to expire of the Patents; or

2.1.2 fifteen (15) years from the date of the first commercial sale of a Product by the Company or its Sub-Licensees.

3. **GRANT OF LICENCE**

3.1 The University hereby grants to the Company, and the Company hereby accepts, an exclusive worldwide non-transferable (except in accordance with Clause 15.1) royalty bearing licence to use and exploit the Licensed Technology in the Field for the purpose of developing, manufacturing, distributing and selling Products on the terms and conditions contained in this Agreement.

3.2 Subject to the Research Agreement and to Clause 3.3, nothing contained in this Agreement shall prevent the University from using the Licensed Technology in the Field for any academic purpose whatsoever including, but not limited to, conducting non-commercially funded research.

3.3 If either of the Supervisors, or any member of their respective research groups at the University, wishes to use the Licensed Technology in the Field for any academic purpose whatsoever including, but not limited to, conducting non-commercially funded research outwith the terms of the Research Agreement (or any other agreement that may be entered into from time to time between the University and the Company) the University shall notify the Company in writing of the intended use at least fifteen (15) days prior to the intended start date of such use. The University shall ensure that any such use is delayed for a period of up to fifteen (15) days (the

Delay Period) following the intended start date if the Company, within a period of fifteen (15) days following receipt of the University's notification, requests such a delay in writing giving its reasons for the request. During the Delay Period, the parties agree to discuss, acting reasonably and in good faith, any concerns, suggestions, or requests that the Company may have in relation to the intended use by the University.

3.4 The University will not during the period of this Agreement grant a licence to use and exploit the Licensed Technology in the Field to any third party.

4. **SUPPLY OF KNOW-HOW**

4.1 The University will deliver to the Company within sixty (60) days from the Commencement Date one copy of the Know-How in a format agreed to by the parties (it being acknowledged and agreed that the University will not be obligated to convert any of the Know-How to a format or medium in which it does not exist as at the Commencement Date).

5. **DEVELOPMENT AND COMMERCIAL EXPLOITATION**

5.1 The Company will at all times during the period of this Agreement use all reasonable endeavours to develop the Licensed Technology in accordance with the Development Plan. The Company will, in consultation with the University, update the Development Plan at least once annually and shall, at least thirty (30) days prior to the start of each Year, provide to the University an updated Development Plan for that Year.

5.2 The Company shall provide to the University written reports regarding progress of development of the Licensed Technology under the Development Plan within the thirty (30) days following the end of each Year.

5.3 The Company will at all times during the period of this Agreement use all reasonable endeavours to commercially exploit the Licensed Technology in the Field to the fullest extent.

5.4 The Company will not at any time sell, lease, hire or otherwise dispose of Products for a non-monetary consideration or other than at normal commercial rates, except in accordance with normal and customary business practices in the pharmaceutical industry.

5.5 The Company will at all times comply with all legislation, rules, regulations and statutory requirements applying to and obtain any consents necessary for its use of the Licensed Technology in any country or territory.

6. **FEES/ROYALTIES**

6.1 In consideration of the rights granted to it under this Agreement, the Company will:

6.1.1 issue and allot 1,375,000 fully paid up and non assessable membership units of the Company (the "**University Shares**"), to the University or its nominee within seven (7) days from the last date of execution of this Agreement;

6.1.2 pay to the University an up front licence fee of Thirty Thousand Dollars ($30,000) within thirty (30) days following the date of the University's invoice therefor; and

6.1.3 subject to Clauses 6.3 and 6.4, pay to the University royalties at the rate of three per cent (3%) of Income generated in each Quarter, up to a maximum total of Twelve Million Dollars ($12,000,000) throughout the duration of this Agreement, in the manner specified in Clauses 6.2 to 6.12.

6.2 The Company will pay all royalties due to the University in respect of each Quarter within thirty (30) days from the end of the relevant Quarter. All payments of royalties to the University will be accompanied by a written statement showing the following:

6.2.1 the number of Products sold by the Company and its Sub-Licensees during the relevant Quarter;

6.2.2 the Income generated during the relevant Quarter; and

6.2.3 the royalties due to the University for the relevant Quarter.

6.3 Where the Company is under an obligation to pay royalties to third parties (other than Sub-Licensees or affiliates) on sales of Products, at a rate of X% of the Income received by the Company, in connection with any patents which are infringed or which may be infringed by the Company's (or its Sub-Licensees') use of the Patents in the Field for the purpose of developing, manufacturing, distributing and/or selling Products, the royalty payable to the University in relation to such Product under Clause 6.1.3 will be reduced by an amount equal to one half of X% provided always that the royalties payable to the University under Clause 6.1.3 will not in any event

be less than fifty per cent (50%) of the rate specified in Clause 6.1.3. So, by way of example only, if the Company is obliged to pay a royalty of 3% to a third party on sales of Products in connection with any patents which are infringed or which may be infringed by the Company's (or its Sub-Licensees') use of the Patents in the Field, the royalties payable to the University under Clause 6.1.3 will be reduced by 1.5% and would, therefore, be payable at a rate of 1.5% of Income generated in each Quarter.

6.4 In respect of Products sold in countries or territories in which no Valid Claim exists (except where no Valid Claim exists through the fault or breach of this Agreement by the Company), the rate of royalty due pursuant to Clause 6.1.3 will be reduced from three per cent (3%) of Income to two percent (2%) of Income, subject always to the maximum total of Twelve Million Dollars ($12,000,000) specified in Clause 6.1.3.

6.5 All sums payable under this Agreement are expressed exclusive of any Value Added Tax which may be due thereon and for which the Company shall be additionally liable.

6.6 All royalties and other sums payable under this Agreement will be paid in U.S. dollars (U.S. $), and if any such sums or royalties are expressed or calculated in a currency other than U.S. dollars (U.S. $), they will be converted into U.S. dollars (U.S. $) at the daily noon buying rate in New York, as certified by the New York Federal Reserve Bank, for that currency on the last business day immediately prior to the due date for payment.

6.7 Interest at the rate of four per cent (4%) per annum above the base rate as set from time to time by the Clydesdale Bank PLC will be due and payable on all sums due under this Agreement from the due date for payment until settlement in full.

6.8 The Company will, and will use all reasonable endeavours to ensure that its Sub-Licensees will, at all times keep true and accurate records of all sales of Products during the period of this Agreement in sufficient detail to enable the amount of royalties or other sums payable to the University under this Agreement to be calculated. The Company will, and will use all reasonable endeavours to ensure that its Sub-Licensees will, allow the University or its authorised agents, on giving reasonable notice, access to inspect such records for the purpose of verifying the amount of royalties due to the University under this Agreement.

6.9 If at any time following an inspection pursuant to Clause 6.8 the University reasonably believes that the Company has not paid to the University the correct

amount of royalties due under this Agreement, the University may, by serving a written notice upon the Company, require the Company to obtain and submit to the University, within thirty (30) days of the date of the written notice, a statement prepared by the Company's auditors of the true amounts due to the University under this Agreement. If it is established that the amount of royalties paid to the University in respect of any Quarter is less than the amount of royalties properly payable to the University in respect of the relevant Quarter, the Company will, within seven (7) days of the date of submission of the statement referred to in this Clause, pay the shortfall to the University. Any overpayment of royalties will be credited against any royalties due in the following Quarter, except in respect of the last Quarter prior to termination or expiration of this Agreement, in which case the University shall pay to the Company an amount equal to such overpayment within 30 days following termination or expiration of this Agreement.

6.10 If the statement referred to in Clause 6.9 establishes that the amount of royalties properly payable to the University in the relevant Quarter is five per cent (5%) or more greater than the amount of royalties actually paid to the University in the relevant Quarter, the Company shall bear the costs of obtaining the statement and shall reimburse the University for all costs and expenses reasonably incurred by the University in making the inspection pursuant to which the underpayment is discovered. In all other circumstances the University shall reimburse the Company for any costs and expenses reasonably incurred by the Company in obtaining the relevant statement.

6.11 All payments due to the University under this Agreement will be made without any set-off, deduction or withholding except as may be required by law. If the Company is required by law to make any deduction or to withhold any part of any amount due to the University under this Agreement, the Company will give to the University proper evidence of the amount deducted or withheld and payment of that amount to the relevant taxation authority, and will do all things in its power to enable or assist the University to claim exemption from or, if that is not possible, to obtain a credit for the amount deducted or withheld under any applicable double taxation or similar agreement from time to time in force.

6.12 The provisions of this Clause 6 will remain in full force and effect following termination of this Agreement for whatever reason until settlement of all subsisting claims of the University under this Agreement.

7. **IMPROVEMENTS**

7.1 University Improvements, including any and all Intellectual Property Rights therein, will belong to the University. Company Improvements, including any and all Intellectual Property Rights therein, will belong to the Company.

7.2 The University will disclose to the Company any University Improvements which it reasonably considers relevant to the Company's use of the Patents, Know-How and Foreground Intellectual Property, in sufficient detail to allow the Company to make use of the University Improvements, as soon as reasonably practicable following the creation, discovery or acquisition of the relevant Improvement.

8. **SUB-LICENSING**

8.1 The Company may, without any requirement to obtain the University's prior written consent, grant sub-licences of its rights under this Agreement to appropriate third parties for the development, manufacturing, sale and/or distribution of Products in accordance with the provisions of Clause 8.2 provided always that such third party does not manufacture, supply or otherwise promote the use of any form of tobacco product and is not known by the Company to be affiliated to any other company or organisation that does so.

8.2 The Company shall notify the University of all sub-licences proposed to be entered into by the Company pursuant to Clause 8.1 in advance of such sub-licences being entered into. The Company will ensure that it enters into a written agreement with each Sub-Licensee and that each sub-licence agreement contains appropriate provisions regarding access to the Sub-Licensee's books and records, confidentiality, indemnification and termination and prohibits the Sub-Licensee from using the Licensed Technology other than as provided for in the sub-licence agreement, and from granting further sub-licences of its rights. The Company shall provide the University with a certified copy of any sub-licence within fourteen (14) days following the execution of such sub-licences by the Company and of any amendments to any of such sub-licenses. The Company will ensure that any such sub-licences may only be transferred to another sub-licensee in a manner which preserves in full the University's rights under this Agreement.

9. **CONFIDENTIALITY**

9.1 The Company will not, and will use all reasonable endeavours to ensure that its Sub-Licensees do not, at any time during the period of this Agreement or at any

time thereafter disclose or use, except as otherwise provided for in this Agreement or the Research Agreement, or permit to be disclosed or used, the Know-How, Foreground Intellectual Property and/or any University Improvements or any other information of a confidential nature which the University may disclose to the Company or its Sub-Licensees during the period of this Agreement (including but not limited to information relation to the University's business or scientific strategies, opportunities, finances or processes) which is marked as, or otherwise identified by the University as being "Confidential", to any third party or to any of its employees who are not directly and necessarily involved in developing, manufacturing, selling or distributing the Products or who are required to have access to this information in order to carry out the Company's rights and/or obligations under this Agreement, without the University's prior written consent. The Company will ensure that its employees, its Sub-Licensees, and all other third parties to whom the Know-How, Foreground Intellectual Property, University Improvements and/ or any other information as referred to above is disclosed are made aware of the confidential nature thereof and comply at all times with the terms of this Clause.

9.2 The Company will, and will use all reasonable endeavours to ensure that its Sub-Licensees will, take all practicable steps whilst the Know-How, Foreground Intellectual Property and University Improvements are in its possession to prevent access to the Know-How, Foreground Intellectual Property and University Improvements by any person not so entitled under this Agreement or the Research Agreement.

9.3 The University will use its reasonable endeavours to ensure that it does not, at any time during the period of this Agreement or at any time thereafter, disclose or use, or permit to be disclosed or used any information of a confidential nature which the Company may disclose to the University during the period of this Agreement (including but not limited to information relation to the Company's business or scientific strategies, opportunities, finances or processes) to any third party or to any of its employees or students who are not directly and necessarily involved in the Research Project, as that term is defined in the Research Agreement, without the Company's prior written consent. The University will ensure that its employees or students to whom the confidential information as referred to above is disclosed are made aware of the confidential nature thereof and comply at all times with the terms of this Clause.

9.4 The University will take all practicable steps whilst such confidential information is in its possession to prevent access to the confidential information by any person not so entitled under this Agreement or the Research Agreement.

9.5 The obligations contained in Clauses 9.1. 9.2 and 9.3 will not extend to any information which the party under the relevant obligation can show by written evidence:

9.5.1 is or becomes generally available to the public otherwise than by reason of a breach by the relevant party of the provisions of this Clause 9; or

9.5.2 is known to the relevant party and is at the relevant party's free disposal prior to its receipt from the other party; or

9.5.3 is subsequently disclosed to the relevant party without obligation of confidence by a third party owing no obligation of confidentiality to the other party in respect thereof; or

9.5.4 is disclosed to any patent office in furtherance of a patent application or patent comprised within the Patents;

9.5.5 requires to be disclosed by (i) law (including, but not limited to, any information which requires to be disclosed under the Freedom of Information (Scotland) Act 2002 and the Environmental Information Regulations) (ii) any regulatory authority, or (iii) any court of competent jurisdiction.

9.6 The rights and obligations of the parties under this Clause will survive termination or expiry of this Agreement.

10. **WARRANTIES AND INDEMNITIES**

10.1 No warranty is given by the University in relation to the Licensed Technology or the uses to which it may be put by the Company or its Sub-Licensees or its fitness or suitability for any particular purpose or under any special conditions notwithstanding that any such purpose or special conditions may be known to the University. The Company hereby acknowledges that it has satisfied itself in relation to the foregoing matters. All conditions and warranties, express or implied, arising under statute or common law are hereby excluded.

10.2 Notwithstanding Clause 10.1, the University represents and warrants to the Company that:

10.2.1 it is authorized to enter into this Agreement; and

10.2.2 it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

10.3 The Company hereby warrants and undertakes to the University that:

10.3.1 it has the full power and authority to enter into and to perform its obligations under this Agreement; and

10.3.2 it will, and will use all reasonable endeavours to ensure that its Sub-Licensees, at all times observe and comply with the terms of this Agreement.

10.4 The Company shall and hereby agrees to indemnify the University in full in respect of any liability, damage, loss or expense (excluding indirect or consequential losses, special damages and loss of profit) incurred or suffered by or imposed upon the University, whether arising by way of a claim made by a third party or otherwise, as a result of or in connection with a breach by the Company of the warranties given by it under this Clause 10 or as a result of or in connection with use of the Licensed Technology by the Company or its Sub-Licensees or for death, personal injury, illness or property damage arising from Product developed, manufactured, sold or distributed by the Company or its Sub-Licensees.

10.5 The indemnity given by the Company under Clause 10.4 will not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent act or omission, reckless misconduct or intentional misconduct of the University or its employees and agents.

10.6 The Company shall at all times indemnify and keep indemnified the University against any liability, damage, loss or expense (excluding indirect or consequential losses, special damages and loss of profit) incurred or suffered by or imposed upon the University or for which the University may become liable whether arising by way of a claim made by a third party or otherwise as a result of any breach by a Sub-Licensee of the terms of this Agreement, as if that breach had been a breach by the Company.

10.7 The Company will within thirty (30) days of execution of this Agreement effect and maintain in full force and effect, during the period of this Agreement and thereafter at all times during which the Company or its Sub-Licensees is engaged in developing, manufacturing, selling or distributing Products, a policy of insurance with a reputable insurance company providing cover for a sum equivalent to a minimum of Five Million Pounds (£5,000,000) Sterling per occurrence in respect of the Company's liability pursuant to Clause 10.4 and 10.6. The Company will produce to the University at all times upon demand proof that the insurance cover required pursuant to this Clause is in force and evidence that all premiums have been paid up to date. If the University becomes aware that the Company has failed to maintain the insurance required pursuant to this Clause the University may effect such insurance and the Company will reimburse the University for the reasonable cost of effecting and maintaining such insurance on demand.

10.8 Each party agrees that if it is notified by a third party of any claim or potential claim arising as a result of or in connection with the use of Licensed Technology by the Company or its Sub-Licensees or in relation to any Product developed, manufactured, sold or distributed by the Company or its Sub-Licensees, it will:

10.8.1 forthwith inform the other party of such claim or potential claim;

10.8.2 take all reasonable steps to prevent judgement by fault or by default being granted in favour of that third party;

10.8.3 ensure that the other party is given the right to conduct proper consultations with the third party in relation to the claim or potential claim; and

10.8.4 if appropriate, allow the other party to join in the defence (including but not limited to settlement, litigation or appeal) of any claim.

If reasonably requested by either party the defence to any such claim will be jointly conducted by the University and the Company.

10.9 The rights and obligations of the parties under this Clause will survive the termination of this Agreement.

11. **PATENT PROTECTION AND INFRINGMENT**

11.1 The Company will, at its own cost and expense and in accordance with and subject to the remainder of this Clause 11, during the period of this Agreement, be

responsible for filing patent applications for patentable inventions comprised within the Foreground Intellectual Property in the name of the University, for prosecuting the patent applications comprised within the Patents, and for maintaining the Patents in good standing in the countries and territories specified in the Schedule and will ensure that all filing and renewal fees necessary to prosecute and maintain the Patents in the countries and territories specified in the Schedule are timeously paid.

11.2 The Company shall as soon as reasonably practicable following their discovery or creation file patent applications for all patentable inventions comprised within the Foreground Intellectual Property in those countries and territories listed in Part 1 of the Schedule and in such additional countries and territories as the Company may deem appropriate. All patent applications relating to inventions comprised within the Foreground Intellectual Property shall be filed in the University's name. The Company shall bear all costs, fees and expenses incurred in filing the patent applications referred to in this Clause 11.2.

11.3 The Company will do everything commercially reasonable to ensure that (i) the scope of the patent protection sought and obtained for the patentable inventions comprised within the Foreground Intellectual Property is the maximum protection possible for the relevant inventions, and (ii) the patent protection obtained pursuant to the patent applications comprised within the Patents is the maximum possible.

11.4 The Company will, subject to this Clause 11, consult with the University in relation to any material decision which requires to be taken with regard to prosecution and/or maintenance of the Patents. Without prejudice to the generality of he foregoing, the Company will:

11.4.1 not remove any country or territory from the scope of the Patents or abandon any patent application comprised within the Patents or materially amend or abandon any claims comprised within any such patent application without the prior written consent of the University;

11.4.2 consult with the University in relation to all material decisions which require to be taken with regard to filing of patent applications for patentable inventions comprised within the Foreground Intellectual Property, prosecution of the patent applications comprised within the Patents and/or maintenance of the Patents;

11.4.3 keep the University informed regarding progress with filing of patent applications for patentable inventions comprised within the Foreground Intellectual Property, prosecution of the patent applications comprised within the Patents and/or maintenance of the Patents;

11.4.4 ensure that the patent agents prosecuting and/or maintinaing the Patents and/or drafting patent applications in respect of the Foreground Intellectual Property simultaneously copy all of their correspondence to the Company in connection therewith, and promptly provide copies of its own correspondence to and with such patent agents, to the University so that, insofar as reasonably practicable, the University may be currently informed of the continuing prosecution and maintenance of the Patents and of any patent applications and may comment upon all such documentation sufficiently in advance of any deadline in relation thereto; and

11.4.5 take reasonable account of all comments received from the University in relation to any decisions which require to be taken with regard to filing of patent applications for patentable inventions comprised within the Foreground Intellectual Property, prosecution of the patent applications comprised within the Patents and/or maintenance of the Patents.

11.5 Notwithstanding the foregoing, the Company may at any time during the period of this Agreement by serving two (2) months' prior written notice on the University elect: (i) not to file a patent application for any invention comprised within the Foreground Intellectual Property; or (ii) to discontinue prosecuting any patent application comprised within the Patents and/or maintaining in force any patent comprised within the Patents.

11.6 If notice is served on the University by the Company under Clause 11.5 then upon the expiry of the two (2) month notice period referred to in Clause 11.5:

11.6.1 the Company's obligations pursuant to Clauses 11.1 to 11.4 (inclusive) in respect of the relevant patent application and/or patent shall terminate; and

11.6.2 the relevant patent application and/or patent shall be excluded from the scope of this Agreement and the Company shall have no right to use, or licence under: (i) the relevant patent application and/or patent, and/or (ii) the invention comprised within the Foreground Intellectual Property for which the Company has elected not to file a patent application.

11.7 The Company will during the period of this Agreement and in consultation with the University be responsible, subject to Clause 11.12, for taking any action, legal or otherwise (including but not limited to commencing and conducting relevant court proceedings in its own name or in the joint names of the parties), as may be necessary or expedient to prevent or stop any infringement of the Patents, to defend the Patents against any challenge to validity or ownership and to prevent or stop any breach of confidentiality relating to the Know-How. Unless otherwise agreed with the University, all costs associated with the Company's taking any action or commencing or conducting any proceedings under this Clause will be paid by the Company.

11.8 Each party will notify the other party in writing of any:

11.8.1 actual, threatened or suspected infringement of any of the Patents;

11.8.2 proceedings commenced against it in which the validity or ownership of any of the Patents is challenged; and

11.8.3 actual, threatened or suspected breach of confidentiality relating to the Know-How or the Foreground Intellectual Property,

as soon as reasonably practicable after it becomes aware of such matters. The parties will meet reasonably promptly following notification of any matter under this Clause to decide what action, if any, should be taken by the Company in respect of the relevant infringement, challenge or breach.

11.9 The University will on the Company's request provide to the Company all information, documentation and assistance (including but not limited to executing documents) which the Company may reasonably require to enable it to take any action or commence or conduct any proceedings pursuant to Clause 11.7.

11.10 The University will on the Company's request provide to the Company all information, documentation and assistance (including but not limited to executing documents) which the Company may reasonably require to enable it to file any patent applications comprised within the Foreground Intellectual Property, prosecute the patent applications comprised within the Patents and maintain the Patents in good standing in the countries and territories specified in the Schedule as detailed in Clause 11.1.

11.11 The Company will at all times keep the University informed as regards progress of any action taken or proceedings raised by the Company pursuant to Clause 11.7

and will not settle any proceedings raised by or against it pursuant to Clause 11.7 without the University's prior written consent, such consent not to be unreasonably withheld or delayed.

11.12 The Company may, if it reasonably believes that there is a reasonable prospect of the action or proceedings in question not being successful and that belief is backed up by the written opinion of a senior patent counsel, elect by giving written notice to the University not to take any action or commence or conduct any proceedings under Clause 11.7. The Company will upon the University's receipt of such a notice from the Company have no further right to participate in or obligation to contribute towards the costs of any such action or proceedings. Unless otherwise agreed with the University, the Company's rights in relation to the relevant patent application and/or patent and Know-How in the relevant country or territory will immediately cease upon the University's receipt of a notice pursuant to this Clause.

11.13 Any monies received by, or sums awarded to, the Company in settlement of or as compensation, costs or damages as a result of taking any action or commencing or conducting any proceedings under Clause 11.7 will belong solely to the Company except that the Company shall pay to the University, as compensation for the University's loss of royalties, such sums as would have been payable to the University under this Agreement if the relevant sums received by the Company, following deduction of the Company's reasonable external expenses actually incurred in taking the action or commencing the proceedings under Clause 11.7, were regarded as Income in the Quarter in which the sums were actually received by the Company.

12. **TERMINATION**

12.1 The University may terminate this Agreement forthwith by giving written notice to the Company if:

12.1.1 any fees, royalties or other sums payable by the Company under this Agreement remain unpaid thirty (30) days after the due date for payment thereof; or

12.1.2 at any time during the period of this Agreement, the Company directly or indirectly opposes or assists a third party to oppose the grant of any patent pursuant to any patent application comprised within the Patents or disputes or directly or indirectly assists a third party to dispute the validity or

ownership of any patent comprised within the Patents or any of the claims thereof; or

12.1.3 the Company fails to comply fully with its obligations to develop and/or commercially exploit the Licensed Technology in terms of Clause 5;

12.1.4 the Research Agreement is terminated by the University pursuant to clause 10.1.2 or 10.1.3 of that agreement; or

12.1.5 Richard L. Franklin or Joerg Gruber or either of their successors or assigns commit a material breach of any of the terms of the LLC Operating Agreement and, if the breach is capable of remedy, fails to remedy it within thirty (30) days after being given a written notice containing full particulars of the breach and requiring it to be remedied.

12.2 Each party may terminate this Agreement forthwith by giving written notice to the other party if:

12.2.1 the other party commits a material breach of any of the terms of this Agreement and, if the breach is capable of remedy, fails to remedy it within thirty (30) days after being given a written notice containing full particulars of the breach and requiring it to be remedied; or

12.2.2 an order is made or a resolution is passed for the winding-up of the other party except in the case of a voluntary winding-up for the purposes of a scheme of reconstruction or amalgamation; or

12.2.3 with the exception of any petitions submitted or arrangements made pursuant to and in accordance with Chapter 11 of the United States Bankruptcy Code, the other party makes any voluntary arrangements with its creditors or a petition for an administration order is presented in respect of the other party; or

12.2.4 an encrumbancer takes possession or a receiver (or administrative receiver) is appointed over any of the property or assets of the other party; or

12.2.5 anything analogous to the foregoing under the law of any jurisdiction occurs in relation to the other party or if the other party ceases to carry on business.

12.3 For the purposes of this Clause, a breach will be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to time of performance (provided always that time of performance is not of the essence).

12.4 Following expiry or the lawful termination of this Agreement, the Company will:

12.4.1 immediately return all copies of any confidential documents provided by the University to the Company pursuant to this Agreement to the University;

12.4.2 for so long as the Patents remain in force and the Know-How, Foreground Intellectual Property and any University Improvements remain secret and confidential, cease using the Patents, the Know-How, Foreground Intellectual Property and/ or any University Improvements in any manner whatsoever except that the Company and its Sub-Licensees may, for a period of six (6) months after the date of expiry or termination of this Agreement and, subject to payment of the appropriate royalties under Clause 6, continue to distribute and sell any unsold stocks of the Products;

12.4.3 within thirty (30) days calculate and pay to the University all outstanding sums due under this Agreement up to the date of expiry or termination hereof; and

12.4.4 provide notice of termination to its Sub-Licensees of any sub-license granted pursuant to Clause 8.

12.5 The accrued rights and liabilities of the parties under this Agreement will survive expiry or termination of this Agreement.

12.6 The terms of this Agreement which are expressed or intended to continue following its expiry or termination shall continue in full force and effect regardless of the expiry or termination of this Agreement.

13. NOTICE

13.1 Any notice required to be given under this Agreement will be served by international courier to the relevant party at the address specified in Clause 13.2. Any notice so given will be deemed to have been duly served on receipt and in proving service it will be sufficient to produce a copy of the notice properly addressed or numbered, with the courier's signed receipt for delivery.

13.2 Notices to the Company shall be addressed to the Company's principal place of business set out above or at such other address provided in writing to the University for this purpose. Notices to the University shall be addressed to the Director (for the time being) of Research & Enterprise 10 the Square, University of Glasgow, Glasgow G12 8QQ.

14. **FORCE MAJEURE**

14.1 Any delays in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that party including, but not limited to acts of God; acts, regulations and laws of any government; strikes or other concerted acts of workers; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder will be extended by the actual time of delay caused by any such occurrence.

14.2 If either party is prevented from carrying out its obligations under this Agreement for a continuous period of six (6) months the other party may terminate this Agreement on giving thirty (30) days prior written notice provided always that at the date upon which termination becomes effective the party which was prevented from carrying out its obligations under this Agreement remains so prevented.

15. **GENERAL**

15.1 Subject to the provisions of Clause 8, neither party shall be entitled to assign, transfer or sub-contract, whether in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. If the Company wishes to assign its rights and obligations under this Agreement to a third party who wishes to acquire all or substantially all of the assets of the Company to which this Agreement relates (a **Purchaser**) then the Company shall:

15.1.1 provide prompt notification to the University of the identity of the Purchaser and of its intention to transfer or otherwise dispose of its rights or obligations under this Agreement to the Purchaser; and

15.1.2 ensure that the University's rights under this Agreement are preserved and not prejudiced by the assignment.

15.2 The Company acknowledges that the University's consent to an assignment of the Company's rights and obligations under this Agreement to a Purchaser pursuant to Clause 15.1 may be withheld in the University's sole discretion if the Purchaser is directly involved, or is an affiliate of a company that is directly involved, in the tobacco industry.

15.3 No failure or delay by either party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise or waiver of any such right or remedy preclude its further exercise or the exercise of any other right or remedy.

15.4 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, representations, writings and discussions between the parties whether written or oral in relation hereto. Nothing in this Agreement shall exclude or limit the liability of either party for fraud or fraudulent misrepresentation.

15.5 If any of the provisions of this Agreement are or become invalid, or are ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable law from time to time in effect during the period of this Agreement, it is the parties' intention that the remainder of this Agreement will not be affected thereby provided that the parties' rights under this Agreement are not materially altered. It is further the parties' intention that in lieu of each such provision which is held to be invalid, illegal or unenforceable, there will be substituted or added as part of this Agreement a valid, legal and enforceable provision which in effect will be as similar as possible to the effect of the original invalid, illegal or unenforceable provision.

16. **APPLICABLE LAW**

16.1 This Agreement will be governed by and construed and interpreted in accordance with the laws of Scotland and the parties hereby prorogate the exclusive jurisdiction of the Scottish Courts.

IN WITNESS WHEREOF these presents, consisting of this and the twenty-two (22) preceding pages, are executed as follows:

Subscribed for and on behalf of **THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW** by David Newall, Authorised Signatory, at GLASGOW on the 27th day of March 2009, in the presence of this witness:

Witness Sheila Craig

Full Name SHEILA CRAIG

Address 68 DRUMLIN DRIVE GLASGOW G62 6NQ

David Newall.

Authorised Signatory

Subscribed for and on behalf of **PATHFINDER, LLC.** by Dr Rick Franklin, Authorised Signatory, at Boston, Massachusetts on the 23rd day of March 2009, in the presence of this witness:

Witness [signature]

Full Name JOERG GRUBER

Address 18 CANAL BEACH OLD FORT BAY NASSAU/BAHAMAS

[signature]

Authorised Signatory